Exhibit 4

OFFICERS’ CERTIFICATE PURSUANT TO
SECTION 301 OF THE INDENTURE

Each of the undersigned, Gordon S. Kiesling and David Kelly, being duly authorized officers of UBS AG, hereby certifies (the “301 Certificate” or “Determination”), pursuant to the Indenture, dated as of November 21, 2000, as amended and supplemented by the First Supplemental Indenture, dated as of February 28, 2006 (the “Indenture”), between UBS AG, a corporation duly organized and existing under the laws of Switzerland (the “Company”), and U.S. Bank Trust National Association, as Trustee (the “Trustee”), on behalf of the Company that:

(a) The terms set forth below of the Company’s Medium-Term Notes, Series A (the “Notes”) are hereby confirmed and approved in all respects.  Capitalized terms used herein and not otherwise defined herein are used with the same meanings as are ascribed thereto in the Indenture.

1.	The title of the Notes is Medium-Term Notes, Series A.

2.
The aggregate initial public offering price of the Notes which may hereafter be authenticated and delivered upon original issuance under the Indenture is limited to $10,000,000,000 (or the equivalent thereof in any currency or currencies or currency units), together with any warrants that may be issued by the Company pursuant to the Warrant Indenture, dated as of July 22, 2004, between UBS AG and the Trustee or one or more separate warrant agreements between the Company and the warrant agent identified therein.  The aggregate principal amount of the Notes which may hereafter be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture, and except for any Notes which, pursuant to Section 303, are deemed never to have been authenticated and delivered) shall be limited to the aggregate of the principal amount of the Notes so authenticated and delivered upon original issuance in accordance with the limit specified in the prior sentence.  The Notes may be issued from time to time by the Company subject to the limits described herein.  This limit shall not apply to any Notes previously authenticated and delivered pursuant to the Indenture.

3.
Subject to paragraph 2 above, the aggregate principal amount of each Note to be issued and sold from time to time shall be approved on behalf of the Company by any two Authorized Officers, it being understood that each Authorized Officer is also an Authorized Person.  For each Note, such principal amount shall be evidenced by a written statement of any two Authorized Officers approving the issuance of such Note (a “Written Statement”) or in any written instructions with respect to such Note or Notes (“Instructions”) furnished by or on behalf of the Company from time to time to the Trustee pursuant to the Administrative Procedure (as defined in the Amended and Restated Distribution Agreement, dated November 17, 2006, between the Company and the Agents (defined therein) (the “Distribution Agreement”)).

4.
Interest will be payable to the Person in whose name a Note (or any Predecessor Security) is registered at the close of business on the Regular Record Date (or in the case of Defaulted Interest, the Special Record Date) next preceding the Interest Payment Date; provided, however, that interest payable at Maturity will be payable to the person to whom principal shall be payable unless such interest is payable on an Interest Payment Date.

5.
Unless previously redeemed or repurchased or unless otherwise determined by any two Authorized Officers, as evidenced by the applicable Written Statement or Instructions, the principal of each Note shall be payable at such time after the date of original issuance as established on behalf of the Company by any two Authorized Officers from time to time, as evidenced by the applicable Written Statement or Instructions.

6.
The rate or rates, or the method of determining the rate or rates, at which each of the Notes shall bear interest shall be determined and established by any two Authorized Officers from time to time, as evidenced by the applicable Written Statement or Instructions.  Unless otherwise determined by any two Authorized Officers, as evidenced by the applicable Written Statement or Instructions, each Note will bear interest from such date(s) and such interest will be payable to such extent, on such payment date(s) and to holders on such record date(s) as are contemplated in Annex A or B.  If any Note provides that a payment that would otherwise be due on a day that is not a Business Day (as defined in such Note) shall be due on the next Business Day (as so defined) or on another day, such Note shall be deemed to state specifically that such provision applies to such Note, in lieu of Section 114 of the Indenture.

7.
Unless otherwise determined by any two Authorized Officers, as evidenced by the applicable Written Statement or Instructions, the principal of and any premium and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose in The City of New York and/or at such other places contemplated as set forth in the forms of Notes attached hereto; provided, however, that payment may be made by check mailed to the address of the Person entitled thereto or by wire transfer to such person as contemplated in the forms of Notes attached hereto.

8.
U.S. Bank Trust National Association is hereby appointed as a Paying Agent and the Security Registrar for the Notes.  The Security Register for the Notes will be maintained by the Security Registrar in The City of New York.

9.
Any two Authorized Officers may determine, as evidenced by the applicable Written Statement or Instructions, the period or periods, if any, within which, the price or prices at which and the terms and conditions, if any, upon which any Notes may be redeemed, in whole or in part, at the option of the Company.  Any election by the Company to redeem any Note may be evidenced by a certificate of any two Authorized Officers.

10.	Unless otherwise determined by any two Authorized Officers, as evidenced by the applicable Written Statement or Instructions, the Notes shall not be subject to any sinking fund.

11.
Unless otherwise determined by any two Authorized Officers, as evidenced by the applicable Written Statement or Instructions, the Notes will be denominated in U.S. dollars and payment of principal, premium, if any, and interest on the Notes will be made in U.S. dollars.

12.
Unless otherwise determined by any two Authorized Officers, as evidenced by the applicable Written Statement or Instructions, the Notes denominated in U.S. dollars will be issuable in denominations of $10 and any multiple thereof (or, for any Note with a principal amount payable in another currency, the equivalent thereof in such other currency).

13.
Unless otherwise determined by any two Authorized Officers, as evidenced by the applicable Written Statement or Instructions, the defeasance provisions in Section 1302 and 1303 of the Indenture shall apply to any Note issued in the form of Annex A (a “Fixed Rate Note”), unless any amount payable thereon is payable other than in U.S. dollars or is payable in an amount not determinable at the original issue date, and shall not apply to any other Notes.  Any two Authorized Officers may determine, as evidenced by the applicable Written Statement or Instructions, any provisions to permit a pledge of obligations other than U.S. Government Obligations (or the establishment of other arrangements) to satisfy the requirements of Section 1304(1) of the Indenture for defeasance of such Notes.  Any election by the Company to defease any Notes pursuant to Section 1302 or 1303 of the Indenture may be evidenced by a certificate of any two Authorized Officers.

14.
Unless otherwise determined by any two Authorized Officers, as evidenced by the applicable Written Statement or Instructions, the Notes will be issuable either as Global Securities registered in the name of The Depository Trust Company, New York, New York (“DTC”), as Depositary, or its nominee, or in non-global form, and a Global Security may be exchanged for Notes in non-global form in the circumstances described in Section 305 of the Indenture.

15.
Any two Authorized Officers may determine, as evidenced by the applicable Written Statement or Instructions, the obligation, if any, of the Company to redeem or purchase any Note pursuant to any sinking fund or analogous provision or at the option of the Holder thereof or any other person and the period or periods within which, the price or prices at which and the terms and conditions upon which any Note shall be redeemed or purchased, in whole or in part, pursuant to such obligations.

16.
If the principal of or any premium or interest on any Note is to be payable, at the election of the Company, the Holder thereof or any other person, in one or more currencies, composite currencies or currency units other than that or those in which payments on such Note are stated to be payable, any two Authorized Officers may determine, as evidenced by the applicable Written Statement or Instructions, the currency or currencies, composite currency or currencies or currency units in which any such payment on such Note as to which such election is made shall be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount shall be determined).

17.
If other than the entire principal amount thereof, any two Authorized Officers may determine, as evidenced by the applicable Written Statement or Instructions, the portion of the principal amount of any Note which shall be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 502 of the Indenture.

18.
If the principal amount payable at the Stated Maturity of any Note will not be determinable as of any one or more dates prior to the Stated Maturity, any two Authorized Officers may determine, as evidenced by the applicable Written Statement or Instructions, the amount which shall be deemed to be the principal amount of such Note as of any such date for any purpose thereunder or under the Indenture, including the principal amount thereof which shall be due and payable upon any Maturity other than the Stated Maturity or which shall be deemed to be Outstanding as of any date prior to the Stated Maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined).

19.
Any two Authorized Officers may determine, as evidenced by the applicable Written Statement or Instructions, any provisions necessary to permit or facilitate the issuance, payment or conversion of any Notes that may be converted into securities or other property other than Notes of the same series and of like tenor, whether in addition to, or in lieu of, any payment of principal or other amount and whether at the option of the Company or otherwise.

20.	The Company will be obligated to pay such Additional Amounts under the Notes as provided for in Section 1007 of the Indenture.

21.
Each Note may be issued with one or more terms in addition to, or without any one or more of, or with terms that modify any of, the terms contemplated above, in each case as may be determined and established by any two Authorized Officers from time to time, as evidenced by the applicable Written Statement or Instructions, provided only that the terms of each Note shall not be inconsistent with the provisions of the Indenture except as permitted by Section 901(5).  Subject to the foregoing provisions and without limiting the foregoing, the terms of each Note may provide, among other things, for different Events of Default, acceleration provisions and covenants of the Company, for conversion and for amounts payable to be determined by an index or formula, and the terms of each Note need not be consistent with the terms contemplated herein.  The determination of any two Authorized Officers with regard to any particular terms of a Note need not be specifically set forth in the applicable Written Statement or Instructions; rather, any Written Statement or Instructions approving the form of a Note shall be deemed to evidence such Authorized Officers’ approval of all the terms provided for or contemplated in such form.

22.
Each Note may be issued, executed and delivered in the form set forth in Annex A or Annex B, with such changes, modifications, additions or deletions thereto or therefrom as may be approved, or in any other forms approved, by any two Authorized Officers, as evidenced in the applicable Written Statement or Instructions.

(b) Any two Authorized Officers are hereby authorized to cause to be prepared and filed with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933 (the “Act”) and applicable rules thereunder, a prospectus supplement or any free writing prospectus relating to the offer and sale of any particular Note or Notes, in each case in such form and with such substance as such Authorized Officers may approve, as evidenced by the filing of such prospectus supplement with the Commission (any such prospectus supplement or any such free writing prospectus, as so filed on the Company’s behalf, being referred to herein as a “Prospectus Supplement”).

(c) The Notes may be offered and sold from time to time in accordance with the Distribution Agreement referred to in paragraph (a)3 above, as the same may be amended or supplemented from time to time, or pursuant to any other agreement or arrangement, provided that any such amendment or supplement and any such other agreement or arrangement shall be approved by any Authorized Officers as evidenced by their execution thereof or in any other manner.  Each Note shall be sold at such price (and with such agent’s commission or underwriting discount, as appropriate) as shall be determined by any two Authorized Officers and set forth in the Prospectus Supplement pertaining to such Note.  Any two Authorized Officers are hereby authorized to execute and deliver, in the name of the Company, any amendment or supplement to the Distribution Agreement.

(d) UBS Securities LLC is hereby appointed to act as (i) Calculation Agent for any Notes pursuant to the Amended and Restated Calculation Agency Agreement dated the date hereof and (ii) Exchange Rate Agent for certain Notes pursuant to the Amended and Restated Exchange Rate Agency Agreement dated the date hereof.  Such agreements are hereby approved, and such Authorized Officers are hereby authorized to execute and deliver, in the name and on behalf of the Company, such agreements and, from time to time, any amendments or supplements thereto and any additional or replacement agreements, appointing any institution(s) to act as any such agent (whether in addition to or in lieu of UBS Securities LLC).

(e) The Letter of Representations to DTC relating to the Notes was dated November 17, 2006 (the “Letter of Representations”).  Any two Authorized Officers are hereby authorized to execute and deliver, in the Company’s name, any additional, supplemental or replacement letter to DTC with regard to any one or more Notes.

IN WITNESS WHEREOF, we have hereunto signed our names.

Dated: January 27, 2009
	By:	/s/Gordon S. Kiesling
	Name:	Gordon S. Kiesling
	Title:	Executive Director and Counsel Region Americas Legal

	By:	/s/David Kelly
	Name:	David Kelly
	Title:	Managing Director and Counsel
Region Americas Legal